Exhibit 99(c)(6)

Presentation to the Special Committee of TROY Group, Inc.
JUNE 14, 2003
Confidential	Going Private Transaction – Fairness Analysis

Houlihan Lokey Howard & Zukin Financial Advisors 1930 Century Park West Los Angeles, California 90067 310-553-8871 www.hlhz.com

Los Angeles New York Chicago San Francisco Washington D.C. Minneapolis Dallas Atlanta London

Houlihan Lokey Howard & Zukin

Table of Contents

Executive Summary

Public Valuation Analysis

Company Overview

TROY Systems

TROY Wireless

Valuation Conclusions

Synopses of Comparable Public Companies
TROY Systems
TROY Wireless

Executive Summary

THE TRANSACTION

ENGAGEMENT OVERVIEW

•             Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) was originally retained on October 1, 2002 by the Independent Committee (the “Committee”) of the Board of Directors of TROY Group, Inc. (“TROY” or the “Company”) to provide a “Transaction and Alternative Analyses” in response to an offer by Patrick J. Dirk (“Dirk”) to acquire the shares of TROY which he and his immediate family do not own for $2.00 per share.  Upon further discussion and negotiation among Dirk and the Committee, as well as their respective legal and financial advisors, the Dirk offer was increased to $2.76 per share.

•             In June 2003, the original retainer agreement between Houlihan Lokey and TROY was amended.  Per the amended agreement, Houlihan Lokey has been retained to render an opinion as to the fairness, from a financial point of view, to the public shareholders of the Company of the consideration to be received by them in connection with the proposed merger (as described below) taking into consideration events that have been recently transpired, including the offer from Westar Capital LLC.

•             Patrick Dirk and his family members currently own approximately 65 percent of the outstanding shares of the Company.  The Company’s ownership is represented by approximately 11.0 million shares of common stock issued and outstanding.

THE TRANSACTION

•             Dirk has offered to acquire all shares of common stock of TROY which he and his family do not currently own for $2.76 per share.

•             Dirk’s offer was the result of extensive negotiations between the Committee and the Committee’s legal and financial advisors on one hand and Dirk and his legal and financial advisors on the other hand.  This offer follows four previous offers, described herein.

•             The Committee has previously elected to recommend an offer of $2.70 per share, subject to the affirmative vote of a majority of the minority shareholders as well as other terms which are detailed in the Merger Agreement (defined herein).

•             The recommendation of the Committee was based, in part, upon Houlihan Lokey’s conclusions that consideration in the amount of $2.70 per share was fair, from a financial point of view, to the holders of TROY’s common shares (other than those held by Dirk).

TIMELINE OF EVENTS

October 1, 2002	Houlihan Lokey was retained by the Independent Committee to analyze an offer by Dirk to acquire the outstanding shares of the Company for $2.00 per share.

October 15, 2002

TROY received an unsolicited offer from The Amara Group, Inc. to purchase all the outstanding shares of the Company for $2.50 per cash.  The Committee and its advisors pursue the Amara Group offer to establish viability; however, the Amara Group never provides the requested information regarding its ability to execute a transaction.  Further, the Amara Group proposal is for the Company, and not a minority interest.

November 5, 2002	The Amara Group announced its offer to acquire the Company’s shares for $2.50 per share.

In response to the Amara Group announcement TROY announced, among other items, that the Committee had been formed to consider a proposal by Patrick Dirk to purchase the remaining outstanding shares of TROY that he and his family do not own for $2.00.

November 20, 2002

Houlihan Lokey presented to the Committee a preliminary valuation of TROY’s two primary operating business segments (Security Printing Solutions, hereinafter referred to as “TROY Systems” and Connectivity Solutions, hereinafter referred to as “TROY Wireless”).  This analysis was subject to further due diligence and adjustment for TROY’s non-operating assets.  Based in part on this information, the Committee concluded that the $2.00 per share offer was inadequate.

Houlihan Lokey and a member of the Committee held a meeting with Dirk to reject the $2.00 offer as inadequate.

November 25, 2002	In a revised offer letter, Dirk proposed to acquire all the common shares of TROY which he and his family do not own for $2.50 per share.

The Company announced that it and its Board of Directors have been sued in Orange County Superior Court.  The class action lawsuit declares that the directors breached their fiduciary duties by entering into an acquisition agreement with the Dirk family.

December 5 and 6, 2002

Houlihan Lokey presented the Committee with a revised valuation of TROY, including the two operating business segments of TROY as well as the value of the Company’s non-operating assets and liabilities.  The conclusions of the December 5, 2002 analysis reflect a valuation of $3.01 to $3.33 per share.  This valuation was adjusted on December 6, 2002, after clarification of the Company’s tax refund associated with its net operating loss.  The resulting December 6, 2002 valuation was $2.84 to $3.16.

December 2002

The Committee and its counsel held sessions that resulted in the Committee communicating to Dirk that based on the information provided to the Committee as of that date the Committee believed that an offer consistent with the upper end of the range indicated by Houlihan Lokey’s December 6, 2002 analysis would be required to consummate a transaction.

In late December, Dirk increased his offer to acquire all the common shares of TROY to $2.60 per share.

Houlihan Lokey continued to refine its analysis to reflect its continued due diligence regarding the Company’s operations and non-operating assets.

December 30, 2002	TROY announced it would be de-listed from the NASDAQ at the opening of trading on December 31, 2002.

January 4, 2003

Houlihan Lokey provided the Committee with an updated valuation of the Company, including the nonoperating assets, that reflected continued due diligence.  This update reflected a valuation in the amount of $2.83 to $3.13 per share, or nominal changes from the December 6, 2002 valuation.  The changes from the December 6, 2002 conclusions were the result of more current information regarding the Company’s non-operating assets.

January 7, 2003

In a meeting with Dirk, his counsel and advisors, the Committee, its counsel and Houlihan Lokey, as well as Company management, Dirk verbally offered to acquire the remaining outstanding shares of the Company for $2.70 per share.

During this meeting Dirk and management indicated that the outlook for certain of the Company’s operating businesses had deteriorated, and that the forecast for TROY Wireless for 2003 had declined.

January 17, 2003

Houlihan Lokey conducted discussions with the Company’s Chief Financial Officer to understand the current outlook for the Company.  In such, the outlook for the Company’s Wireless operations has declined since Houlihan Lokey’s initial due diligence and conclusions set forth on November 20, 2002, and the Company has used cash in each month, resulting in current cash balances that are below the level reflected in previous Houlihan Lokey conclusions.  (See “Company Situation”)

January 19, 2003 and thereafter	The Committee, Houlihan Lokey, and the Committee’s counsel met to discuss the offer of $2.70 per share and the terms of a potential transaction.

The Committee and Dirk negotiated final transaction terms, as reflected in the Merger Agreement.

March 21, 2003	TROY announced that Dirk intends to acquire the Company at a price of $2.70 per share.

April 21, 2003	The Company filed a preliminary proxy statement with the Securities and Exchange Commission regarding Dirk’s proposed acquisition (as set forth in the Merger Agreement.)

April 30, 2003

The Committee received correspondence from Westar Capital LLC (“Westar”) in which Westar offers to buy all of the outstanding shares of TROY, (including the majority stake held by Dirk and his family), for $3.50 per share, (the “Westar Proposal”)

May 1 – 8, 2003

The Committee, Houlihan Lokey, and/or the Committee’s counsel hold discussions with counsel for Westar to discuss the Westar Proposal in general, and specifically Westar’s interest in only acquiring the shares owned by parties other than Dirk and his family.  Representatives of Westar advised the Committee that Westar is only interested in purchasing all of the equity of the Company.  The Committee also held discussions with Dirk, who advised the Committee that the TROY shares controlled by Dirk and his family are not for sale.

May 9, 2003	The Company filed a Schedule 14A Information Statement regarding the Westar Proposal.

May 15, 2003	The Company announced that it had been relisted on the NASDAQ National Market.

May 16, 2003

The Committee, Houlihan Lokey, and the Committee’s counsel met with representatives of Westar to further discuss the Westar Proposal.  Westar indicated that their offer was contingent upon due diligence on the part of Westar and their financing sources.  Westar reiterated their interest in acquiring 100 percent of the shares of TROY; however, Westar indicated that they would consider a transaction whereby Westar acquired a controlling interest (but not 100 percent) in TROY.  Nonetheless, Westar advised the Committee that the Westar Proposal was not available to the shareholders of TROY who are unaffiliated with Dirk in the absence of Westar acquiring a controlling interest in TROY.

The Committee, Houlihan Lokey, and the Committee’s counsel also held discussions with Dirk to discuss the possibility of Dirk selling some or all of his interest in TROY at $3.50 per share or at other higher prices.  Dirk reiterated that his and his family’s interests in TROY were not for sale.

Subsequent to May 16, 2003

The Committee held discussions with Dirk resulting in Dirk increasing his offer to acquire the shares of TROY not held by Dirk and his family from $2.70 to $2.76 per share (with the current offer being referred to herein as the “Dirk Offer”).  The Committee requested that Houlihan Lokey advise them as to the fairness, from a financial point of view, of the Dirk Offer in light of the facts and circumstances as they presently exist.

PRICE VOLUME GRAPH – TROY GROUP, INC.

OFFER PREMIUM TO MARKET

					Implied Premium to:
Date	Event	Spot Price	20-Day Average	Current Offer by Patrick Dirk	Spot Price	20-Day Average
11/5/02	Public announcement that Patrick Dirk has offered to purchase the outstanding shares of the Company for $2.00 per share and that the Amaia Group has offered $2.50 per share	$2.19	$1.69	$2.76	26.0%	63.3%

12/30/02	Public announcement that TROY will be delisted from the NASDAQ	$1.55	$1.98	$2.76	78.1%	39.4%

3/21/03	Public announcement that Dirk and his family members have entered into a merger agreement in which Dirk will acquire the outstanding shares of the Company for $2.70 per share	$2.30	$1.53	$2.76	20.0%	79.9%

5/9/03	Public announcement that Westar Capital LLC has offered to purchase all of the outstanding shares of TROY at $3.50 per share	$2.85	$2.49	$2.76	-3.2%	10.7%

5/15/03	Public announcement that TROY will be relisted on the NASDAQ	$2.75	$2.57	$2.76	0.4%	7.4%

6/12/03	Closing Price	$2.69	$2.70	$2.76	2.6%	2.1%

SHAREHOLDER ALTERNATIVES

	Available to Minority Shareholders	Available to All Shareholders	Likely Impact on Stock Price
Dirk Offer	Yes	NA	Upon announcement of the increased offer, the stock will likely trade at or near $2.76.

Westar Proposal	No	Yes

If the Westar proposal was available to the minority shareholders in the market, the stock would likely trade to at or near  $3.50; however, in the absence of Dirk selling his shares, there is not likely to be any significant impact on the stock price.

Status Quo	Yes	Yes	Significant Downward Pressure

Alternative Buyer for Minority Shares	No – no buyers have emerged for the shares not held by Dirk since November 2002	NA	If available, upward pressure, but this option does not appear to be available.

DUE DILIGENCE

In connection with our engagement, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•             met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

•             visited the business offices of the Company;

•             reviewed the Company’s Proxy Statement Pursuant to Section 14A filed with the SEC on April 21, 2003;

•             reviewed the Company’s SEC filings on Form 10-K for the fiscal year ended November 30, 2002 and quarterly report on Form 10-Q for the quarter ended February 28, 2003, and internally prepared financial statements of the Company and each of TROY’s individual business segments for the five months ended April 30, 2003, which the Company’s management has identified as being the most current financial statements available;

•             reviewed the TROY Group, Inc. Financial Summary, Board of Directors Meeting presentation, dated January 16, 2003;

•             reviewed forecasts and projections prepared by the Company’s management and outside consultants with respect to the Company, and its individual segments, for the fiscal years ending 2003 through 2007;

•             reviewed the Preliminary Review of Strategic Alternatives prepared by Prudential Securities, dated May 23, 2002;

•             reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•             reviewed the commitment letter from Comerica Bank – California to Dirk, dated November 26, 2002 and held discussions with a representative of Comerica Bank regarding the financing of a transaction;

•             reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company; and

•             conducted such other studies, analyses and inquiries as we have deemed appropriate.

VALUATION CONCLUSIONS

(figures in millions, except per share values)

Enterprise Value		Low		High
Troy Systems		$16.800	—	$19.400
Troy Wireless		5.000	—	6.800
Enterprise Value		21.800	—	26.200

Less: Debt (1)		0.163	—	0.163
Equity Value		21.637		26.037

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance (1)	6.558
Less: Required Capital Outlays (2)	(3.390)
Add: Corporate Life Insurance (3)	0.500
Add: Value of NOL (4)	1.378
Total Nonoperating Assets/Liabilities		5.046	—	5.046

Adjusted Equity Value		$26.682	—	$31.082

Implied Per Share Value (5)		$2.51	—	$2.92

Dirk Offer			$2.76

(1)       Source: Internally prepared balance sheet as of April 30, 2003.

(2)       Includes $1.0 million for working capital requirements for TROY Wireless, $1.554 million for compounder equipment, $251,000 for ERP system and $585,000 for non-recurring payments including transaction costs and legal expenses.

(3)       Present Value of expected proceeds from corporate life insurance

(4)       Company has filed two refunds in the amount of $281,000 and $1,097,000.   The Company anticipates receipt of refund in the near future.

(5)       Common shares outstanding (in millions): 10.649092

Public Valuation Analysis

OVERVIEW

•             The market price of TROY has taken into consideration the following:

•             Dirk’s offer of $2.70 per share.

•             Westar’s offer of $3.50 per share (since the announcement of the Westar proposal).

•             Formation of a stockholder group to block the privatization of TROY based on the Dirk offer.

VOLUME OBSERVATIONS

•             During the past 12 months, with the exception of the period following the announcement of the Westar Proposal (i.e. since May 9, 2003 and through the present, with this period being referred to as the “Westar Announcement Period”), trading volume in the stock has been generally limited, with numerous days of volume of less than 2,000 shares and frequently no shares trading in a given day.

•             Including the Westar Announcement Period, average daily volume for TROY’s stock, over the past 12 months, is approximately 12,500 shares.  This figure is skewed upward significantly by the increase in volume exhibited during the Westar Announcement Period.

PRICING OBSERVATIONS

•             Prior to the announcement of the Committee’s consideration of Dirk’s offer to acquire the shares he did not own for $2.00 per share (November 5, 2002), the stock had traded below $2.00, and had been on a six-month slide from prices above $4.00 per share to approximately $1.70 per share.

•             Even following the announcement of a potential transaction with Dirk, the stock did not trade significantly over $2.00 per share.

•             During the period that the Company’s stock was not listed, the stock consistently traded below $2.00 until the announcement of a transaction with Dirk at $2.70 per share.

•             From the period following the announcement of a transaction with Dirk at $2.70 per share until the Westar Announcement Period, the stock traded at a slight discount to the $2.70 offer.

•             During the Westar Announcement Period, TROY’s stock has closed above the announced Dirk offer of $2.70 on 9 occasions:

Date	Closing Stock Price
May 9	$2.85
May 12	$2.75
May 13	$2.80
May 14	$2.80
May 15	$2.75
May 16	$2.75
May 19	$2.78
May 20	$2.72
June 3	$2.75

•             During the Westar Announcement Period, the market has closed at or below the announced Dirk offer of $2.70 on 14 occasions.

•             The last 10 trading days(1) of TROY’s common stock have resulted in a trading range of between $2.65 and $2.88, with 9 of the 10 days’ closing prices between $2.69 and $2.70.

•             Trading volume in the Company’s stock has increased to an average daily volume of 32,350 shares over the last 10 trading days(2).

Conclusion

•             The market has yet to “break out” and trade at values reflective of the Westar Proposal, indicating that there is significant doubt among investors as to the ability of Westar to consummate the Westar Proposal.  Moreover, with relatively few days of trading above $2.70 per share, and on those occasions exhibiting a limited premium above $2.70 per share, the market does not appear to anticipate an increase to the Dirk offer of $2.70 per share.

(1) Since June 12, 2003

(2) Since June 12, 2003

Public Valuation Analysis

STOCK TRADING AND VOLUME ANALYSIS: TROY SYSTEMS

	TROY Group	Color Imaging Inc	Delphax Technologies Inc	IFS Intl Hldgs Inc	Printronix Inc	Xerox Corp	Zebra Technologies Corp.	Average	Median
Exchange Ticker	NASDAQ troy (4)	OTC cimg	NASDAQ dlpx	OTC ifsh	NASDAQ ptnx	NYSE xrx	NASDAQ zbra

Equity Analyst Coverage	0	0	1	2	1	7	7	3	2

Total Diluted Shares Outstanding (MM)	10.6	14.8	6.2	8.8	6.0	741.6	31.6	134.8	11.8

Stock Price as of June 12, 2003	$2.69	$0.71	$3.35	$0.01	$9.99	$11.57	$74.67	$16.72	$6.67

Market Value of Equity (MM)	$28.65	$10.48	$20.70	$0.05	$60.03	$8,580.02	$2,361.60	$1,838.81	$40.36

Public Float (MM)	9.9	14.8	5.4	8.8	3.4	97.1	4.4	22.3	7.1
% of Total Shares Outstanding	93.0%	100.0%	86.8%	99.9%	56.3%	13.1%	14.0%	61.7%	71.6%

Institutional Holdings (MM) (1)	0.7	0.0	0.8	0.0	2.6	644.5	27.2	112.5	1.7
% of Total Shares Outstanding	7.0%	0.0%	13.2%	0.1%	43.7%	86.9%	86.0%	38.3%	28.4%
% of Total Public Float	7.6%	0.0%	15.2%	0.1%	77.6%	663.5%	614.0%	228.4%	46.4%

No. of Institutional Holders (1)	9	0	8	1	24	463	247	0	0

Average Weekly Trading Volume (MM) (2)	0.02	0.09	0.04	0.05	0.05	18.46	1.79	3.4	0.1
% of Total Shares Outstanding	0.2%	0.6%	0.6%	0.6%	0.8%	2.5%	5.7%	1.8%	0.7%
% of Total Public Float	0.2%	0.6%	0.7%	0.6%	1.4%	19.0%	40.5%	10.5%	1.0%

Short Interest (MM)	0.000	0.000	0.007	0.000	0.003	54.791	2.100	9.483	0.005
Short Interest Ratio (3)	0.0	0.0	1.7	0.0	1.6	12.2	6.8	3.7	1.7
% of Total Shares Outstanding	0.0%	0.0%	0.1%	0.0%	0.1%	7.4%	6.6%	0.0	0.1%

(1)       Includes only institutions that hold more than one tenth of one percent ownership of a company.

(2)       Average weekly trading volume calculation is based on the last six months.

(3)       Short Interest Ratio for May 2003.

(4)       On December 31, 2002, TROY Group Inc. began trading on the OTC under the ticker TROYE.  On May 15, 2003, TROY Group Inc. was relisted on the NASDAQ under the ticker TROY.

STOCK TRADING AND VOLUME ANALYSIS: TROY WIRELESS

	TROY Group	Extended Systems Inc	Microtune Inc	Phazar Corp	Socket Communications Inc	Average	Median
Exchange Ticker	NASDAQ troy (4)	NASDAQ xtnd	NASDAQ tune	NASDAQ antp	NASDAQ sckt

Equity Analyst Coverage	0	3	3	0	0	2	2

Total Diluted Shares Outstanding (MM)	10.6	13.8	49.6	2.2	24.1	22.4	19.0

Stock Price as of June 12, 2003	$2.69	$3.38	$3.50	$2.40	$1.28	$2.64	$2.89

Market Value of Equity (MM)	$28.65	$46.79	$173.73	$5.23	$30.86	$64.15	$38.83

Public Float (MM)	9.9	13.0	28.9	2.2	23.7	17.0	18.4
% of Total Shares Outstanding	93.0%	94.2%	58.3%	100.0%	98.4%	87.7%	96.3%

Institutional Holdings (MM) (1)	0.7	0.8	20.7	0.0	0.4	5.5	0.6
% of Total Shares Outstanding	7.0%	5.8%	41.7%	0.0%	1.6%	12.3%	3.7%
% of Total Public Float	7.6%	6.1%	71.6%	0.0%	1.6%	19.9%	3.9%
# of Institutional Holders (1)	9	16	99	0	12	0	0

Average Weekly Trading Volume (MM) (2)	0.02	0.13	4.04	0.00	0.24	1.1	0.2
% of Total Shares Outstanding	0.2%	0.9%	8.1%	0.2%	1.0%	2.6%	0.9%
% of Total Public Float	0.2%	1.0%	14.0%	0.2%	1.0%	4.0%	1.0%

Short Interest (MM)	0.000	0.017	1.630	0.001	0.172	0.455	0.094
Short Interest Ratio (3)	0.0	0.2	2.5	1.4	1.6	1.4	1.5
% of Total Shares Outstanding	0.0%	0.1%	3.3%	0.1%	0.7%	0.0	0.4%

(1)       Includes only institutions that hold more than one tenth of one percent ownership of a company.

(2)       Average weekly trading volume calculation is based on the last six months.

(3)       Short Interest Ratio for May 2003.

(4)       On December 31, 2002, TROY Group Inc. began trading on the OTC under the ticker TROYE.  On May 15, 2003, TROY Group Inc. was relisted on the NASDAQ under the ticker TROY.

TROY DAILY PRICE / VOLUME GRAPH

SIGNIFICANT EVENTS

	Date	Press Release
A	February,14 2002	TROY Systems and First National Bank of Omaha, a subsidiary of First National of Nebraska, announced an agreement creating a payment solutions partnership.

B	February 21, 2002	TROY Group, Inc. announced that it expects a first quarter 2002 net loss per share of ($0.01 to ($0.02 on revenues of approximately $13 million.)

C	April 9, 2002	TROY Wireless introduced WindConnect bluetooth print adapter for use with Palm handhelds.

D	April 10, 2002	TROY Group, Inc. announced that it expects second quarter earnings of $0.01 per share on a fully diluted basis on revenues of $13.5 million.

E	April 25, 2002	TROY Group, Inc. announced that Franklin Bank, N.A. has implemented TROY’s StarACH application software as its ACH (Automated Clearing House processing solution.)

F	May 22, 2002

TROY Wireless and FieldSoftware Products, a provider of printing solutions for the Pocket PC and Windows CE, announced a new partnership to provide a hardware/software Bluetooth wireless printing solution for PocketPC handheld users.

G	June 11, 2002	TROY Systems introduced a new e-mail bill payment service offered in collaboration with Municipal Software Inc., a provider of financial application software.

H	June 12, 2002	TROY Systems introduced ChequeScribe 32, a Windows-based laser check printing software package that is capable of creating checks in a secure, flexible and cost-effective manner.

I	June 25, 2002	TROY Wireless introduced the EtherPortal, a full-featured multifunction 802.11b wireless access point.

J	July 15, 2002	TROY Group, Inc. announced that it expects net income to be sequentially flat at $30,000 on revenues in the third quarter of $13.5 million to $14 million.

K	July 31, 2002

TROY Wireless and Stonestreet One, a provider of short-distance wireless and embedded technology solutions, announced that they both have available standard Bluetooth upper-level software for Texas Instruments’ TMS320C54x generation of digital signal processors (DSPs.)

L	August 13, 2002

TROY Wireless introduced EtherWind-Plus, an intelligent 802.11b board-level product designed to allow OEMs to easily incorporate 802.11b wireless connectivity and/or ethernet connectivity inside of their products.

M	August 27, 2002

TROY Group, Inc. announced that earnings for its third quarter, ending August 2002, are projected to be below the Company’s previously announced expectations. The Company expects to report a loss on a fully diluted basis of ($0.05) to ($0.08) per share, primarily due to continued consolidation costs.

N	October 14, 2002	TROY Group, Inc. shares fell sharply on news the Company delayed the filing of its third quarter 10-Q with the SEC.

O	November 5, 2002

The Amara Group, Inc. announced that it has proposed a buyout offer to TROY Croup, Inc.’s Board of Directors. Amara seeks to acquire all the outstanding common shares of TROY or approximately 10.6 million shares for a total purchase price of $26.5 million. The offer is for a negotiated sale for $2.50 per share in cash.

P	November 25, 2002

A class action lawsuit was filed in Orange County Superior Court against TROY Group and its directors for breaching their fiduciary duties by entering into an acquisition agreement with the Dirk family.

Q	December 30, 2002	TROY Group, Inc. announced that Nasdaq will delist its common stock and its new ticker, TROYE, will be added to OTC security listing effective December 31, 2002

R	January 21, 2003	TROY Group, Inc. dismissed KPMG LLP as its independent public accountants and is in the process of selecting another public accounting firm.

S	February 7, 2003	TROY Group, Inc. announced that it had completed a formal engagement letter with McGladrey & Pullen LLP to serve as its independent public accountants, effective immediately.

T	March 19, 2003

TROY Group, Inc. announced financial results for its fiscal year ended November 30, 2002 and its third and fourth quarters for the same year.  In addition the Company announced the restatement of its first and second quarters of fiscal 2002.

U	March 21, 2003

TROY Group, Inc. announced that it has entered into a merger agreement with Dirk Inc. pursuant to which Dirk Inc. will purchase all remaining common shares it does not already own.  Under the terms of the agreement, stockholders of TROY will receive $2.70 per share.

V	April 14, 2003	TROY Group, Inc. announced earnings for first quarter of fiscal year 2003 of $0.03 per share.

W	May 9, 2003

TROY Group, Inc. announced that its Board of Directors has received a proposal from Westar Capital LLC to purchase all of the outstanding equity of the company, including the majority interest held by the Dirk family, for $3.50 per share in cash.

X	May 15, 2003	TROY Group, Inc. announced that its common stock has been relisted on the NASDAQ.

Y	June 2, 2003	TROY Group, Inc. announced the introduction of a new line of security printers, designed for a wide range of secure MICR printing applications.

Z	June 3, 2003	A consortium of TROY Group, Inc. minority stockholders has been created to block Patrick Dirk from taking the company private.

Company Overview

THE COMPANY

•             TROY Group, Inc. (“TROY” or the “Company”) is a worldwide provider of enterprise output solutions. The Company has been expanding beyond its core business in digital check printing systems and related consumables by developing electronic payment systems and wired and wireless networking solutions.  TROY is the result of various mergers and acquisitions by a company originally founded in 1982.  The founding company adopted the TROY Group name and incorporated in California in 1996 and reincorporated in Delaware in May 1998.  The Company is organized under two primary business segments, TROY Systems and TROY Wireless.

•             TROY Systems provides payment systems ranging from high-security digital check printing systems to electronic payment and funds transfer solutions.

•             TROY Wireless provides hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.

•             The Company’s common stock was recently re-listed on the NASDAQ under the symbol TROY.

TROY OPERATING BUSINESSES

•             TROY is actively seeking to fill certain positions within its organization.  Financial performance for the 2003 fiscal year have been favorable to plan primarily as a result of these vacancies in positions that the Company intends to fill in the second half of the year.

•             TROY Systems’ third largest customer, Daisytek International, has filed for bankruptcy.  Annual sales to Daisytek are approximately $3 million.  The Company anticipates they will be able to replace 50 percent of the Daisytek business through other distributors.

•             TROY Wireless has continued to lose money and requires additional investment; however, financial performance has recently improved:

•             TROY Wireless has been able to reduce expenses as a result of the consolidation of its operations in Wheeling, West Virginia and through staff reductions.

•             The market acceptance for the true “wireless” part of TROY Wireless has been much slower than anticipated with lack of adoption by the enterprise (business) market.

•             Existing wired print server business still requires significant product support despite it being a declining market.  Continued uncertainty surrounding the market life for the wired print server business.

•             Management anticipates further inventory write-downs in connection with the next audit, as slower market acceptance results in more obsolete inventory.

•             Though TROY Wireless has recently been consolidated from three facilities into one, the associated inventory issues combined with the expected losses cause management to believe that TROY Wireless is not saleable at the present time.

•             Management anticipates one more year of significant investment in TROY Wireless, after which either the division will be at least close to break even or other options will be considered.  If those other options were a wind-down, then the Company would likely have greater wind-down costs than proceeds from any liquidation.

TROY Systems

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value, on a Minority Interest Basis

Market Approach	Low		High

Market Multiple Methodology	$15.900	—	$17.200

Income Approach

Discounted Cash Flow Methodology - Exit Multiple	$17.700	—	$21.600

Results Summary

Enterprise Value, on a Minority Interest Basis	$16.800	—	$19.400

VALUATION CONSIDERATIONS

•             The selected market multiples for TROY Systems takes into consideration the following:

•             The publicly traded comparables are generally larger than TROY Systems in terms of revenues

•             Profitability margins are similar to the comparables’

•             TROY Systems no longer has a marketing affiliation of an exclusive nature with a major branded printer manufacturer.  Previously, TROY Systems had an exclusive relationship with HP to supply printing products.

•             TROY Systems’ third largest customer, Daisytek International, is in bankruptcy.

•             TROY Systems has invested minimal capital expenditures in the MICR toner market in the past three years.

•             Houlihan Lokey considered the analyst coverage (or lack thereof), average trading volume, public float, and institutional ownership, of the comparable companies.  Houlihan Lokey noted that a majority of the comparable companies are thinly traded and lack analyst coverage; therefore, the public market value may not reflect fair market value.

•             Xerox Corp. and Zebra Technologies Corp., which have relatively high equity coverage and trading volume, are larger in terms of size and more profitable.  Therefore, the multiples of these two companies represent a ceiling for any multiple selected for TROY Systems.

TROY Systems

REPRESENTATIVE LEVELS

(figures in millions)

	Fiscal Year Ended November 30,				LTM Ended
	1999	2000	2001	2002	4/30/03	NFY +1 (2003)	NFY + 2 (2004)

Reported Revenue	$51.837	$43.156	$38.136	$41.400	$40.783	$43.680	$47.455

Less: Cost of Goods Sold	NA	NA	NA	NA	NA	27.251	29.375
Gross Profit	NA	NA	NA	NA	NA	$16.429	$18.080
Less: Selling, General & Administrative	NA	NA	NA	NA	NA	9.692	10.106
Less: Other Operating Expenses	NA	NA	NA	NA	NA	4.586	4.708
Add: Depreciation and Amortization (1)	1.008	1.166	1.263	1.036	1.063	0.895	0.835
Add: Adjustments (2)	(1.770)	(3.503)	(4.465)	1.482	2.324	0.842	0.000

Adjusted EBITDA	$9.746	$4.108	$1.638	$3.918	$3.912	$3.888	$4.101

Less: Depreciation and Amortization	1.008	1.166	1.263	1.036	1.063	0.895	0.835

Adjusted EBIT	$8.738	$2.942	$0.375	$2.882	$2.849	$2.993	$3.266

Less: Interest Expense, net	NA	NA	NA	0.027	0.055	0.247	0.218
Adjusted Pre-tax Income	NA	NA	NA	$2.855	$2.793	$2.746	$3.048
Less: Taxes @ 40.0%	NA	NA	NA	1.142	1.117	1.098	1.219

Adjusted Net Income	NA	NA	NA	$1.713	$1.676	$1.648	$1.829

Add: Depreciation and Amortization	1.008	1.166	1.263	1.036	1.063	0.895	0.835

Adjusted Cash Flow	NA	NA	NA	$2.749	$2.739	$2.543	$2.664

Footnotes:

(1) Includes corporate allocation for fiscal years 1999 through LTM 2001

(2) Adjustments:

Operating One-Time Charges/(Gains) (a)	$0.000	$0.000	$0.000	$1.482	$2.324	$0.842	$0.000
Impairment of Long-Lived Assets	0.000	0.000	1.945	0.000	0.000	0.000	0.000
Corporate Allocation (b)	(1.770)	(3.503)	(6.410)	0.000	0.000	0.000	0.000
Total Adjustments	$(1.770)	$(3.503)	$(4.465)	$1.482	$2.324	$0.842	$0.000

(a) One-time charges include allocated portion of private transaction costs, D&O deductible, rollback fees, and severance and closure costs.

(b) Corporate Allocation for projected periods is reflected as an adjustment in representative flows for FY 1999 to 2001. FY 2002 EBIT figure includes corporate allocation.

MARKET MULTIPLE METHODOLOGY

(figures in millions)

LTM (2002)(1)	Representative Level	Selected Multiple Range					Indicated Enterprise Value Range
Revenue	$40.783	0.50	x	—	0.50	x	$20.390	--	$20.390
EBITDA	$3.912	4.0	x	—	4.5	x	$15.650	--	$17.600
EBIT	$2.849	5.5	x	—	6.0	x	$15.670	--	$17.090
Net Income	$1.676	8.5	x	—	9.0	x	$14.250	--	$15.080
Cash Flow	$2.739	5.5	x	—	6.0	x	$15.070	--	$16.440

Median							$15.650	--	$17.090
Mean							$16.206	--	$17.320

Selected Enterprises Value Range, on a Minority Interest Basis							$15.900	--	$17.200

(1)

Latest twelve months (2002) cash flows are higher than next fiscal year (2003) expected cash flows, as such, utilizing the LTM (2002) cash flows results in a higher valuation than would be the case using NFY (2003) cash flows.  Furthermore, few of the comparable companies have projected multiples for next fiscal year 2003

COMPARABLE PUBLIC COMPANY DEBT-FREE MULTIPLES

(figures in millions)

		EV / EBITDA
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1

Color Imaging Inc (1)	$11.6	11.1	x	7.5	x	8.3	x	NA		NA
Delphax Technologies Inc (2)	$32.4	19.6	x	29.9	x	21.2	x	NA		NA
IFS Intl Hldgs Inc (1)	$2.1	(0.9	)x	(0.8	)x	(0.7	)x	NA		NA
Printronix Inc (3)	$50.5	3.4	x	4.3	x	4.8	x	3.4	x	NA
Xerox Corp (4)	$22,177.0	11.0	x	9.0	x	8.9	x	8.7	x	9.1	x
Zebra Technologies Corp. (3)	$1,986.5	16.4	x	16.9	x	15.8	x	13.2	x	11.7	x

Low		3.4	x	4.3	x	4.8	x	3.4	x	9.1	x
High		19.6	x	29.9	x	21.2	x	13.2	x	11.7	x

Median		13.7	x	9.0	x	8.9	x	8.7x		10.4	x
Mean		12.6	x	13.5	x	11.8	x	8.4	x	10.4	x

		EV / Revenue
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$11.6	0.50	x	0.41	x	0.45	x	NA		NA
Delphax Technologies Inc (2)	$32.4	0.78	x	0.62	x	0.57	x	0.50	x	NA
IFS Intl Hldgs Inc (1)	$2.1	0.23	x	0.27	x	0.51	x	NA		NA
Printronix Inc (3)	$50.5	0.31	x	0.34	x	0.36	x	NA		NA
Xerox Corp (4)	$22,177.0	1.29	x	1.40	x	1.41	x	1.43	x	1.40	x
Zebra Technologies Corp. (3)	$1,986.5	4.24	x	4.18	x	4.05	x	NA		NA

Low		0.23	x	0.27	x	0.36	x	0.50	x	1.40	x
High		4.24	x	4.18	x	4.05	x	1.43	x	1.40	x

Median		0.64	x	0.52	x	0.54	x	0.96	x	1.40	x
Mean		1.22	x	1.20	x	1.22	x	0.96	x	1.40	x

		EV / EBIT
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$11.6	21.1	x	11.7	x	13.9	x	NA		NA
Delphax Technologies Inc (2)	$32.4	41.8	x	(39.9	)x	(65.8	)x	NA		NA
IFS Intl Hldgs Inc (1)	$2.1	(0.6	)x	(0.6	)x	(0.6	)x	NA		NA
Printronix Inc (3)	$50.5	8.1	x	14.6	x	18.6	x	7.0	x	NA
Xerox Corp (4)	$22,177.0	24.2	x	15.6	x	14.2	x	15.8	x	14.8	x
Zebra Technologies Corp. (3)	$1,986.5	18.6	x	18.9	x	17.4	x	14.4	x	12.6	x

Low		8.1	x	11.7	x	13.9	x	7.0	x	12.6	x
High		24.2	x	18.9	x	18.6	x	15.8	x	14.8	x

Median		19.8	x	15.1	x	15.8	x	14.4	x	13.7	x
Mean		18.0	x	15.2	x	16.0	x	12.4	x	13.7	x

		EV / Total Assets (net of cash)
	EV	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Color Imaging Inc (1)	$11.6	0.63	x	0.72	x	0.75		NA	NA
Delphax Technologies Inc (2)	$32.4	1.15	x	0.86	x	0.91		NA	NA
IFS Intl Hldgs Inc (1)	$2.1	0.28	x	0.51	x	0.50		NA	NA
Printronix Inc (3)	$50.5	0.55	x	0.61	x	0.63		NA	NA
Xerox Corp (4)	$22,177.0	0.90	x	0.98	x	0.99		NA	NA
Zebra Technologies Corp. (3)	$1,986.5	8.31	x	8.85	x	8.44		NA	NA

Low		0.28	x	0.51	x	0.50	x
High		8.31	x	8.85	x	8.44	x

Median		0.77	x	0.79	x	0.83	x
Mean		1.97	x	2.09	x	2.04	x

Footnotes:

(1) No projections available.

(2) Projected financial figures are based on a Bluefire Research report dated September 12, 2002.

(3) Projected financial figures are based on the Houlihan Lokey Howard & Zukin build-up method.

(4) Projected financial figures are based on the average of several analyst reports.

COMPARABLE PUBLIC COMPANY LEVERAGED MULTIPLES

(figures in millions)

		Price / Earnings
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$10.5	129.2	x	32.1	x	37.3	x	NA		NA
Delphax Technologies Inc (2)	$20.7	56.1	x	(27.0	)x	(25.9	)x	NA		NA
IFS Intl Hldgs Inc (1)	$0.0	(0.0	)x	(0.0	)x	(0.0	)x	NA		NA
Printronix Inc (3)	$60.0	14.6	x	26.0	x	22.6	x	13.1	x	NA
Xerox Corp (4)	$8,580.0	49.5	x	18.7	x	15.4	x	17.2	x	14.0	x
Zebra Technologies Corp. (3)	$2,361.6	33.1	x	32.6	x	30.5	x	27.4	x	24.1	x

Low		14.6	x	18.7	x	15.4	x	13.1	x	14.0	x
High		129.2	x	32.6	x	37.3	x	27.4	x	24.1	x

Median		49.5	x	26.0	x	26.5	x	17.2	x	19.0	x
Mean		56.5	x	25.8	x	26.4	x	19.2	x	19.0	x

		Price / Net Book Value
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Color Imaging Inc (1)	$10.5	2.49	x	NA		0.93	x	NA	NA
Delphax Technologies Inc (2)	$20.7	1.25	x	1.31	x	1.39	x	NA	NA
IFS Intl Hldgs Inc (1)	$0.0	(0.02	)x	(0.00	)x	(0.01	)x	NA	NA
Printronix Inc (3)	$60.0	0.88	x	0.88	x	0.87	x	NA	NA
Xerox Corp (4)	$8,580.0	6.65	x	(276.77	)x	60.42	x	NA	NA
Zebra Technologies Corp. (3)	$2,361.6	6.06	x	4.96	x	4.72	x	NA	NA

Low		0.88	x	0.88	x	0.87	x
High		6.65	x	4.96	x	60.42	x

Median		2.49	x	1.31	x	1.39	x
Mean		3.47	x	2.38	x	13.67	x

		Price / Cash Flow
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Color Imaging Inc (1)	$10.5	18.2	x	12.1	x	12.5	x	NA		NA
Delphax Technologies Inc (2)	$20.7	16.6	x	18.3	x	16.9	x	NA		NA
IFS Intl Hldgs Inc (1)	$0.0	(0.0	)x	(0.0	)x	(0.0	)x	NA		NA
Printronix Inc (3)	$60.0	4.8	x	5.6	x	5.8	x	4.9	x	NA
Xerox Corp (4)	$8,580.0	6.7	x	5.7	x	5.8	x	5.2	x	5.2	x
Zebra Technologies Corp. (3)	$2,361.6	27.6	x	27.9	x	26.3	x	24.0	x	21.4	x

Low		4.8	x	5.6	x	5.8	x	4.9	x	5.2	x
High		27.6	x	27.9	x	26.3	x	24.0	x	21.4	x

Median		11.7	x	12.1	x	12.5	x	5.2	x	13.3	x
Mean		13.9	x	13.9	x	13.5	x	11.3	x	13.3	x

Footnotes:

(1) No projections available.

(2) Projected financial figures are based on a Bluefire Research report dated September 12, 2002.

(3) Projected financial figures are based on the Houlihan Lokey Howard & Zukin build-up method.

(4) Projected financial figures are based on the average of several analyst reports.

RISK RANKINGS

Size

(Revenue, millions)

Xerox Corp	$15,748.0
Zebra Technologies Corp.	$490.1
Printronix Inc	$140.0
Delphax Technologies Inc	$57.3
Troy Group Inc. (Systems)	$41.4
Color Imaging Inc	$26.0
IFS Intl Hldgs Inc	$4.2

Historical Growth

(2-Year EBITDA)

Color Imaging Inc	341.1%
Delphax Technologies Inc	219.9%
Xerox Corp	30.8%
Troy Group Inc. (Systems)	-2.3%
Zebra Technologies Corp.	-6.4%
Printronix Inc	-28.8%
IFS Intl Hldgs Inc	NMF

Profitability

(EBITDA to Revenue)

Zebra Technologies Corp.	25.7%
Xerox Corp	15.7%
Troy Group Inc. (Systems)	9.5%
Printronix Inc	7.4%
Color Imaging Inc	5.4%
Delphax Technologies Inc	2.7%
IFS Intl Hldgs Inc	-73.0%

Size

(Enterprise Value, millions)

Xerox Corp	$22,177.0
Zebra Technologies Corp.	$1,986.5
Printronix Inc	$50.5
Delphax Technologies Inc	$32.4
Color Imaging Inc	$11.6
IFS Intl Hldgs Inc	$2.1

Historical Growth

(1-Year EBITDA)

Troy Group Inc. (Systems)	139.2%
Printronix Inc	33.8%
Xerox Corp	12.9%
Zebra Technologies Corp.	5.1%
Color Imaging Inc	0.9%
Delphax Technologies Inc	-71.2%
IFS Intl Hldgs Inc	NMF

Relative Depreciation

(Depreciation to EBITDA)

Delphax Technologies Inc	132.3%
Printronix Inc	73.9%
Color Imaging Inc	40.1%
Xerox Corp	36.9%
Troy Group Inc. (Systems)	26.4%
Zebra Technologies Corp.	9.6%
IFS Intl Hldgs Inc	NMF

Historical Growth

(2-Year Revenue)

Color Imaging Inc	56.8%
Delphax Technologies Inc	34.9%
Zebra Technologies Corp.	-0.6%
Troy Group Inc. (Systems)	-2.1%
Xerox Corp	-8.1%
Printronix Inc	-12.2%
IFS Intl Hldgs Inc	-22.4%

Projected Growth

(1-Year EBITDA)

Zebra Technologies Corp.	28.0%
Printronix Inc	25.3%
Xerox Corp	4.2%
Troy Group Inc. (Systems)	-0.8%
Color Imaging Inc	NA
Delphax Technologies Inc	NA
IFS Intl Hldgs Inc	NA

Internal Investment

(Capital Expenditures to Revenue)

Printronix Inc	2.7%
Color Imaging Inc	2.2%
Zebra Technologies Corp.	1.7%
Troy Group Inc. (Systems)	1.6%
Delphax Technologies Inc	1.5%
Xerox Corp	1.0%
IFS Intl Hldgs Inc	-0.2%

Historical Growth

(1-Year Revenue)

Delphax Technologies Inc	22.3%
IFS Intl Hldgs Inc	17.9%
Troy Group Inc. (Systems)	8.6%
Zebra Technologies Corp.	5.7%
Color Imaging Inc	-6.6%
Xerox Corp	-6.8%
Printronix Inc	-7.2%

Profitability

(Gross Margin)

Delphax Technologies Inc	52.5%
IFS Intl Hldgs Inc	51.1%
Zebra Technologies Corp.	49.3%
Xerox Corp	42.6%
Printronix Inc	34.7%
Color Imaging Inc	18.0%
Troy Group Inc. (Systems)	NA

Liquidity

(Current Ratio)

Zebra Technologies Corp.	9.9
Printronix Inc	3.1
Color Imaging Inc	2.8
Delphax Technologies Inc	1.5
Xerox Corp	1.4
IFS Intl Hldgs Inc	0.2
Troy Group Inc. (Systems)	NA

Projected Growth

(1-Year Revenue)

Delphax Technologies Inc	24.5%
Troy Group Inc. (Systems)	5.5%
Xerox Corp	-2.1%
Color Imaging Inc	NA
IFS Intl Hldgs Inc	NA
Printronix Inc	NA
Zebra Technologies Corp.	NA

Profitability

(EBIT to Revenue)

Zebra Technologies Corp.	23.2%
Xerox Corp	9.9%
Troy Group Inc. (Systems)	7.0%
Color Imaging Inc	3.2%
Printronix Inc	1.9%
Delphax Technologies Inc	-0.9%
IFS Intl Hldgs Inc	-90.9%

Leverage

(Debt to EV)

Zebra Technologies Corp.	0.0%
Printronix Inc	31.2%
Color Imaging Inc	37.1%
Delphax Technologies Inc	41.4%
Xerox Corp	64.5%
IFS Intl Hldgs Inc	100.3%

DISCOUNTED CASH FLOW METHODOLOGY – EXIT MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending November 30,
	2003(1)	2004	2005	2006	2007
Revenue	$25.480	$47.455	$51.726	$55.864	$60.892
Growth		86.2%	9.0%	8.0%	9.0%
EBIT	$1.746	$3.266	$3.863	$4.697	$5.163
Less: Taxes	0.698	1.306	1.545	1.879	2.065
Debt-Free Earnings	$1.048	$1.959	$2.318	$2.818	$3.098
Less: Capital Expenditures	(0.671)	(0.650)	(0.650)	(0.650)	(0.650)
Less: Working Capital Requirements @ (2)	(0.540)	(0.839)	(0.949)	(0.919)	(1.116)
Add: Depreciation and Amortization	0.522	0.835	0.849	0.792	0.804
Total Net Investment	($0.688)	($0.654)	($0.750)	($0.777)	($0.962)
Net Debt-Free Cash Flows:	$0.359	$1.305	$1.568	$2.042	$2.136
Discount Period	0.29	1.08	2.08	3.08	4.08
Discount Factor @ 14.5%	0.96	0.86	0.75	0.66	0.58
Present Value of Net Debt-Free Cash Flows:	$0.345	$1.127	$1.183	$1.345	$1.229

Sensitivity Analysis: Enterprise Value

	Terminal Multiple
Discount Rate	3.5 x	4.0 x	4.5 x	5.0 x	5.5 x
10.0%	$19.273	$21.200	$23.128	$25.055	$26.982
10.5%	$18.929	$20.817	$22.705	$24.593	$26.480
11.0%	$18.594	$20.443	$22.292	$24.141	$25.990
11.5%	$18.266	$20.078	$21.889	$23.701	$25.512
12.0%	$17.947	$19.721	$21.496	$23.270	$25.045
12.5%	$17.634	$19.373	$21.112	$22.850	$24.589
13.0%	$17.329	$19.033	$20.737	$22.440	$24.144
13.5%	$17.031	$18.701	$20.370	$22.040	$23.710
14.0%	$16.740	$18.376	$20.013	$21.649	$23.285
14.5%	$16.455	$18.059	$19.663	$21.267	$22.871
15.0%	$16.177	$17.750	$19.322	$20.894	$22.466
15.5%	$15.906	$17.447	$18.988	$20.529	$22.070
16.0%	$15.640	$17.151	$18.662	$20.173	$21.684

Range of Selected Enterprise Values		$17,700		$21.600

DCF Assumptions

Discount Rate	14.5%
Tax Rate	40.0%

Terminal Value Assumptions

Terminal EBITDA (2007)	$5.966
Terminal Multiple	4.5 x
Terminal Value	$26.849
Discount Period	4.58
Discount Factor @ 14.5%	0.54
PV of Terminal Value	$14.434

Distribution of Value

Period Cash Flow	26.6%
Terminal Cash Flow	73.4%
Total	100.0%

Implied Analyses

LTM EBITDA Multiple	5.0	x
NFY EBITDA Multiple	5.1	x
Implied Gordon Growth Rate	6.1%

Footnotes:

(1) For the 7 months ended November 30, 2003

(2) Per Management.

COMPARABLE TRANSACTION MULTIPLES (1)

(figures in millions)

						LTM EV Multiples				5-Day
Announced	Effective	Target	Target Industry Segment	Acquiror	EV	Revenue		EBITDA	EBIT	Premium
4/24/03	6/2/03	Safeguard Business Systems Inc	Designs and produces business forms and related printed products	New England Business Service Inc Kinkos Inc	$72.5	0.46

3/3/03	4/10/03	ImageX Inc	Provides electronic print technology for on-line management and procurement of branded communication materials		$1.2	0.03		(0.0)	(0.0)

3/20/02	3/20/02	United Computer Supplies Inc	Prints business forms and small roll products	Impreso Inc	$7.6	0.25

3/18/02	5/13/02	Potlatch Corp [Potlatch Coated Paper Operations]	Provides coated paper printing services	Sappi Ltd	$480.0	1.03

12/3/01	12/21/01	Xerox Corp [North American assets of Delphax System]	Manufactures and distributes print engines, print management software, and related products	Check Technology Corp	$16.8	0.43		(1.1)	(0.9)

11/15/01	1/24/02	ENCAD Inc	Designs, develops, manufactures, and markets wide-format, color ink-jet printer systems	Eastman Kodak Co	$14.7	0.16		(4.1)	(2.1)	32.5%

11/13/01	12/3/01	Amberley Group Plc [Bousfield Ltd]	Manufactures and supplies of printing inks, coatings and materials	Bousfield Holdings Ltd	$12.2	0.23

5/31/01	5/31/01	Extended Systems Inc [Printing Solutions Operations]	Provides printing solutions to networks	TROY Group Inc	$1.8	0.10

Low					$1.2	0.03	x	NA	NA	32.5%
High					$480.0	1.03	x	NA	NA	32.5%

Median					$13.5	0.24	x	NA	NA	32.5%
Mean					$75.8	0.34	x	NA	NA	32.5%

(1) Transactions with announcement dates between 5/1/01 and 6/12/03 for which purchase price multiples were available were considered. Sources included Securities Data Company, Mergerstat, and public filings.

TROY Wireless

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value, on a Minority Interest Basis	Low		High

Market Approach
Market Multiple Methodology	$6.800	—	$8.300

Income Approach
Discounted Cash Flow Methodology - Exit Multiple	$5.000	—	$5.700

Liquidation Approach
Management estimate	$0.000	—	$0.000

Results Summary

Selected Enterprise Value, on a Minority Interest Basis	$5.000	—	$6.800

VALUATION CONSIDERATIONS

•                The selected revenue multiples for TROY Wireless takes into consideration the following:

•             TROY Wireless is relatively smaller than the comparables in terms of revenue; particularly regarding the true “wireless” revenues of TROY Wireless.

•             Revenues from TROY Wireless are primarily a result of sales to the wired print server market.  This market is declining and products have a short finite life.

•             The adoption rate of wireless Bluetooth products among businesses has been slow.

•             Historical one-year and two-year revenue growth are generally higher than that of the comparables.

•             TROY Wireless competes in an industry with companies that are larger and better financed, however, management has suggested that Intel recently shut down its competing business due to lack of viability.

•             Management anticipates continued losses from TROY Wireless over the next three years.

•             Revenues for the year-to-date have tracked budget.

•                Given the risk and uncertainty surrounding TROY Wireless, particularly the low adoption rate of the Company’s wireless offering and the declining wired print server market, Houlihan Lokey has selected a discount rate of 30 percent to reflect the risks associated with achieving the projected cash flows.

REPRESENTATIVE LEVELS

(figures in millions)

	Fiscal Year Ended November 30,				LTM Ended
	1999	2000	2001	2002	4/30/03	NFY +1 (2003)	NFY + 2 (2004)

Reported Revenue	$7.284	$9.154	$11.082	$13.100	$14.255	$14.550	$15.807

Less: Cost of Goods Sold	NA	NA	NA	NA	NA	9.015	9.706
Gross Profit	NA	NA	NA	NA	NA	$5.535	$6.101
Less: Selling, General & Administrative	NA	NA	NA	NA	NA	4.062	4.210
Less: Corporate Expenses	NA	NA	NA	NA	NA	1.892	1.861
Add: Depreciation and Amortization (1)	0.165	0.514	0.796	0.292	0.304	0.236	0.199
Add: Adjustments (2)	(0.499)	(0.988)	1.881	0.418	0.656	0.238	0.000

Adjusted EBITDA	$0.472	$0.285	$(4.070)	$(3.990)	$(2.163)	$0.055	$0.230

Less: Depreciation and Amortization	0.165	0.514	0.796	0.292	0.304	0.236	0.199

Adjusted EBIT	$0.307	$(0.229)	$(4.866)	$(4.282)	$(2.466)	($0.181)	$0.031

Less: Interest Expense, net	NA	NA	NA	NA	NA	(0.043)	(0.106)
Adjusted Pre-tax Income	NA	NA	NA	NA	NA	($0.139)	$0.137
Less: Taxes @ 40.0%	NA	NA	NA	NA	NA	(0.056)	0.055

Adjusted Net Income	NA	NA	NA	NA	NA	$(0.083)	$0.082

Add: Depreciation and Amortization	0.165	0.514	0.796	0.292	0.304	0.236	0.199

Adjusted Cash Flow	NA	NA	NA	NA	NA	$0.153	$0.281

Footnotes:

(1) Includes allocation of corporate for fiscal years 1999 through LTM 2001

(2) Adjustments:

Operating One-Time Charges/(Gains) (a)	$0.000	$0.000	$0.000	$0.418	$0.656	$0.238	$0.000
Impairment of Long-Lived Assets	0.000	0.000	3.689	0.000	0.000	0.000	0.000
Corporation Allocation (b)	(0.499)	(0.988)	(1.808)	0.000	0.000	0.000	0.000
Total Adjustments	$(0.499)	$(0.988)	$1.881	$0.418	$0.656	$0.238	$0.000

(a) One-time charges include allocated portion of private transaction costs, D&O deductible, rollback fees, and severance and closure costs.

(b) Corporate Allocation for projected periods is reflected as an adjustment in representative flows for FY 1999 to 2001. FY 2002 EBIT figure includes corporate allocation.

MARKET MULTIPLE METHODOLOGY

(figures in millions)

LTM	Representative Level	Selected Multiple Range					Indicated Enterprise Value Range
Revenues	$14.255	0.55	x	—	0.65	x	$7.840	—	$9.270

NFY (2003)
Revenues	$14.550	0.40	x	—	0.50	x	$5.820	—	$7.280

Selected Enterprises Value Range, on a Minority Interest Basis							$6.800		$8.300

COMPARABLE PUBLIC COMPANY DEBT-FREE MULTIPLES

(figures in millions)

		EV / EBITDA
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1

Extended Systems Inc (1)	$44.27	(4.6	)x	(7.8	)x	(16.9	)x	(94.8	)x	NA
Microtune Inc (1)	$38.96	(1.6	)x	(0.8	)x	(0.7	)x	NA		NA
Phazar Corp (2)	$7.56	26.5	x	(7.7	)x	(87.2	)x	NA		NA
Socket Communications Inc (2)	$30.77	(9.7	)x	(15.8	)x	(24.7	)x	NA		NA

Low		26.5	x
High		26.5	x

Median		26.5	x
Mean		26.5	x

		EV / Revenue
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$44.27	1.66	x	1.86	x	1.65	x	1.43	x	0.98	x
Microtune Inc (1)	$38.96	0.87	x	0.62	x	0.48	x	0.58	x	NA
Phazar Corp (2)	$7.56	0.67	x	0.70	x	0.69	x	NA		NA
Socket Communications Inc (2)	$30.77	2.30	x	1.89	x	1.79	x	NA		NA

Low		0.67	x	0.62	x	0.48	x	0.58	x	0.98	x
High		2.30	x	1.89	x	1.79	x	1.43	x	0.98	x

Median		1.27	x	1.28	x	1.17	x	1.00	x	0.98	x
Mean		1.38	x	1.26	x	1.15	x	1.00	x	0.98	x

		EV / EBIT
	EV	3-YR Avg.		FYE		LTM		NFY		NFY + 1

Extended Systems Inc (1)	$44.27	(3.5	)x	(5.2	)x	(9.3	)x	(42.9	)x	5.2	x
Microtune Inc (1)	$38.96	(1.2	)x	(0.6	)x	(0.5	)x	NA		NA
Phazar Corp (2)	$7.56	(32.7	)x	(4.8	)x	(11.1	)x	NA		NA
Socket Communications Inc (2)	$30.77	(7.0	)x	(10.7	)x	(13.6	)x	NA		NA

Low										5.2	x
High										5.2	x

Median										5.2	x
Mean										5.2	x

		EV / Total Assets (net of cash)
	EV	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc (1)	$44.27	1.78	x	2.96	x	1.71	x	NA	NA
Microtune Inc (1)	$38.96	0.48	x	0.24	x	0.23	x	NA	NA
Phazar Corp (2)	$7.56	0.90	x	0.99	x	1.09	x	NA	NA
Socket Communications Inc (2)	$30.77	1.95	x	1.82	x	1.84	x	NA	NA

Low		0.48	x	0.24	x	0.23	x
High		1.95	x	2.96	x	1.84	x

Median		1.34	x	1.41	x	1.40	x
Mean		1.28	x	1.50	x	1.22	x

Footnotes:

(1) Projected financial figures are based on the average of several analyst reports.

(2) No projections available.

COMPARABLE PUBLIC COMPANY LEVERAGED MULTIPLES

(figures in millions)

		Price / Earnings
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$46.79	(6.2	)x	(9.0	)x	(15.2	)x	(31.2	)x	8.7	x
Microtune Inc (1)	$173.73	(8.7	)x	(4.7	)x	(3.5	)x	NA		NA
Phazar Corp (2)	$5.23	(16.6	)x	(5.0	)x	(9.8	)x	NA		NA
Socket Communications Inc (2)	$30.86	(11.8	)x	(16.3	)x	(15.8	)x	NA		NA

Low
High

Median
Mean

		Price / Net Book Value
	MVE	3-YR Avg.		FYE		LTM		NFY	NFY + 1
Extended Systems Inc (1)	$46.79	2.27	x	4.70	x	8.89	x	NA	NA
Microtune Inc (1)	$173.73	1.63	x	0.89	x	1.01	x	NA	NA
Phazar Corp (2)	$5.23	3.76	x	5.55	x	6.09	x	NA	NA
Socket Communications Inc (2)	$30.86	6.94	x	NA		20.18	x	NA	NA

Low		1.63	x	0.89	x	1.01	x
High		6.94	x	5.55	x	20.18	x

Median		3.01	x	4.70	x	7.49	x
Mean		3.65	x	3.71	x	9.04	x

		Price / Cash Flow
	MVE	3-YR Avg.		FYE		LTM		NFY		NFY + 1
Extended Systems Inc (1)	$46.79	(10.4	)x	(20.5	)x	(48.7	)x	(50.1	)x	NA
Microtune Inc (1)	$173.73	(17.7	)x	(8.0	)x	(8.6	)x	NA		NA
Phazar Corp (2)	$5.23	26.1	x	(11.6	)x	87.4	x	NA		NA
Socket Communications Inc (2)	$30.86	(22.3	)x	(32.0	)x	(33.0	)x	NA		NA

Low
High

Median
Mean

Footnotes:

(1) Projected financial figures are based on the average of several analyst reports.

(2) No projections available.

TROY Wireless

RISK RANKINGS

Size
(Revenue, millions)

Microtune Inc	$81.4
Extended Systems Inc	$26.8
Socket Communications Inc	$17.2
Troy Group Inc. (Wireless)	$13.1
Phazar Corp	$11.0

Historical Growth
(2-Year EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NA

Profitability
(EBITDA to Revenue)

Phazar Corp	-0.8%
Socket Communications Inc	-7.3%
Extended Systems Inc	-9.7%
Troy Group Inc. (Wireless)	-30.5%
Microtune Inc	-65.7%

Size
(Enterprise Value, millions)

Extended Systems Inc	$44.3
Microtune Inc	$39.0
Socket Communications Inc	$30.8
Phazar Corp	$7.6

Historical Growth
(1-Year EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NMF

Relative Depreciation
(Depreciation to EBITDA)

Extended Systems Inc	NMF
Microtune Inc	NMF
Phazar Corp	NMF
Socket Communications Inc	NMF
Troy Group Inc. (Wireless)	NMF

Historical Growth
(2-Year Revenue)

Troy Group Inc. (Wireless)	19.6%
Socket Communications Inc	18.8%
Phazar Corp	17.3%
Extended Systems Inc	-2.8%
Microtune Inc	NMF

Projected Growth
(1-Year EBITDA)

Extended Systems Inc	NMF
Troy Group Inc. (Wireless)	NMF
Microtune Inc	NA
Phazar Corp	NA
Socket Communications Inc	NA

Internal Investment
(Capital Expenditures to Revenue)

Microtune Inc	6.3%
Troy Group Inc. (Wireless)	5.0%
Phazar Corp	1.0%
Extended Systems Inc	0.7%
Socket Communications Inc	-2.0%

Historical Growth
(1-Year Revenue)

Socket Communications Inc	32.3%
Troy Group Inc. (Wireless)	18.2%
Microtune Inc	-10.9%
Extended Systems Inc	-22.9%
Phazar Corp	-28.2%

Profitability
(Gross Margin)

Extended Systems Inc	80.8%
Socket Communications Inc	46.6%
Phazar Corp	27.0%
Microtune Inc	23.3%
Troy Group Inc. (Wireless)	NA

Liquidity
(Current Ratio)

Microtune Inc	7.2
Troy Group Inc. (Wireless)	4.5
Phazar Corp	1.7
Socket Communications Inc	1.2
Extended Systems Inc	1.0

Projected Growth
(1-Year Revenue)

Extended Systems Inc	30.3%
Troy Group Inc. (Wireless)	11.1%
Microtune Inc	7.0%
Phazar Corp	NA
Socket Communications Inc	NA

Profitability
(EBIT to Revenue)

Phazar Corp	-6.2%
Socket Communications Inc	-13.2%
Extended Systems Inc	-17.6%
Troy Group Inc. (Wireless)	-32.7%
Microtune Inc	-101.8%

Leverage
(Debt to EV)

Microtune Inc	0.0%
Extended Systems Inc	2.6%
Socket Communications Inc	9.6%
Phazar Corp	34.9%

DISCOUNTED CASH FLOW METHODOLOGY – EXIT MULTIPLE

(figures in millions)

	Projected Fiscal Year Ending November 30,
	2003 (1)	2004	2005	2006	2007
Revenue	$8.488	$15.807	$17.513	$20.524	$24.117
Growth	86.2%	10.8%	17.2%	17.5%

EBIT	$(0.106)	$0.031	$0.712	$0.789	$0.719
Less: Taxes	(0.042)	0.012	0.285	0.316	0.288
Debt-Free Earnings	$(0.063)	$0.018	$0.427	$0.473	$0.432

Less: Capital Expenditures	(0.029)	(0.050)	(0.050)	(0.050)	(0.050)
Less: Working Capital Requirements @ (1)	0.332	(0.280)	(0.379)	(0.669)	(0.798)
Add: Depreciation and Amortization	0.138	0.199	0.050	0.120	0.152
Total Net Investment	$0.441	$(0.130)	$(0.379)	$(0.600)	$(0.697)

Net Debt-Free Cash Flows:	$0.377	$(0.112)	$0.048	$(0.126)	$(0.265)

Discount Period	0.29	1.08	2.08	3.08	4.08
Discount Factor @ 30.0%	0.93	0.75	0.58	0.45	0.34

Present Value of Net Debt-Free Cash Flows:	$0.349	$(0.084)	$0.028	$(0.056)	$(0.091)

Sensitivity Analysis: Enterprise Value

	Terminal Multiple
Discount Rate	0.65 x	0.70 x	0.75 x	0.80 x	0.85 x
28.0%	$5.195	$5.584	$5.973	$6.362	$6.751
29.0%	$5.022	$5.397	$5.773	$6.148	$6.523
30.0%	$4.856	$5.218	$5.581	$5.943	$6.305
31.0%	$4.697	$5.047	$5.397	$5.746	$6.096
32.0%	$4.545	$4.883	$5.220	$5.558	$5.896

Range of Selected Enterprise Values	$5.000	—	$5.700

DCF Assumptions

Discount Rate	30.0%
Tax Rate	40.0%

Terminal Value Assumptions

Terminal Revenue (2007)	$24.117
Terminal Multiple	0.75	x
Terminal Value	$18.088
Discount Period	4.58
Discount Factor @ 30.0%	0.30
PV of Terminal Value	$5.434

Distribution of Value

Period Cash Flow	2.6%
Terminal Cash Flow	97.4%
Total	100.0%

Implied Analyses

LTM EBITDA Multiple	NMF
NFY EBITDA Multiple	97.7	x
Implied Gordon Growth Rate	31.9%

Footnotes:

(1) For the 7 months ended November 30, 2003

(2) Per Management.

Comparable Transaction Multiples (1)

(figures in millions)

						LTM EV Multiples						5-Day Premium
Announced	Effective	Target	Target Industry Segment	Acquiror	EV	Revenue		EBITDA		EBIT
4/21/03		Wegener Corp	Manufactures and distributes communications transmission and receiving equipment	Radyne Comstream Corp	$14.2	0.69	x	7.4	x	41.9	x	76.1%

3/11/03	3/11/03	Darlington Inc	Designs and manufactures satellite communications systems and equipments for the military	EDO Corp	$28.5	0.73	x

2/20/03		STM Wireless Inc	Makes and provides wireless-based satellite communications	Sloan Capital Partners	$12.8	0.61	x	(3.5	)x	(2.6	)x

11/14/02	11/14/02	Invisinet Inc	Provides wireless products and services focused on the implementation	WPCS International Inc	$2.2	1.53	x	(12.0	)x	(3.0	)x

6/11/02	10/1/02	eMobile Data Corp	Develops software solutions for real-time integrated field service and	Itron Inc	$4.9	4.09	x	(3.1	)x	(3.0	)x

5/29/02	7/18/02	SignalSoft Corp	Develops wireless location services	Openwave Systems Inc	$10.8	0.60	x	(0.4	)x	(0.3	)x	115.2%

5/28/02	9/3/02	ViaFone Inc	Provides mobile enterprise application software	Extended Systems Inc	$36.7	28.43	x	(2.8	)x	(2.7	)x

3/1/02	6/18/02	Condat AG	Provides wireless applications and system integration services	Texas Instruments Inc	$87.8	4.31	x	30.6	x	50.5	x	150.8%

1/17/02	3/26/02	Proxim Inc	Designs, markets, and manufactures wireless local area networking products based on radio frequency technology	Western Multiplex Corp	$116.7	1.14	x					-59.4%

12/17/01	6/26/02	Conexant Systems Inc	Manufactures wireless equipment	Alpha Industries Inc	$739.9	2.84	x	(3.0	)x	(2.3	)x

10/29/01	12/3/01	Transilica Inc	Develops system-on-chip products for short rnage wireless applications	Microtune Inc	$190.5	634.97	x	(11.1	)x	(10.6	)x

1/23/01	9/7/01	Gemstar Communications Inc	Manufactures wireless communications equipment	SIRIT Technologies Inc	$2.4	120.50	x	(3.1	)x	(2.4	)x	28.6%

11/15/00	1/19/01	Xypoint Corp	Develops wireless location technology that enables carriers to locate mobile devices and protect privacy	TeleCommunication Systems Inc	$67.1	10.44	x	(9.5	)x	(7.7	)x

10/26/00	2/7/01	Corsair Communications Inc	Provides software and systems solutions for the global wireless industry	Lightbridge Inc	$126.0	1.85	x	6.0		7.0		10.3%

7/13/00		LogiMetrics Inc	Manufactures and markets broadband wireless communications infrastructure equipment, subsystems, and components	L-3 Communications Corp	$53.0	7.88	x	(8.8	)x	(7.6	)x	62.5%

6/13/00	7/20/00	Innovent Systems Inc	Develops radio frequency integrated circuits for short-range wireless data communications	Broadcom Corp	$637.6			(237.0	)x	(234.4	)x

5/11/00	5/11/00	Mainbrace Corp	Develops software products for pocket PC, Web telephone, wireless MSN Web, and Microsoft TV	BSQUARE Corp	$19.1	6.11	x	(12.8	)x	(12.3	)x

8/4/99	8/4/99	Advanced Systems Ltd	Develops server-based synchronization software	Extended Systems Inc	$8.1	6.19	x	26.0	x	26.0	x

5/7/97		Cetronic AB	Develops and markets software and hardware for wireless broadcasting market	Socket Communications Inc	$11.7	5.85	x

Low					$2.2	0.60	x	6.0	x	7.0	x	-59.4%

High					$739.9	10.44	x	30.6	x	50.5	x	150.8%

Median					$28.5	2.84	x	16.7	x	33.9	x	62.5%

Mean					$110.2	3.66	x	17.5	x	31.3	x	54.9%

Footnotes:

(1) Transactions with announcement dates between 5/1/00 and 6/12/03 for which purchase price multiples were available were considered. Sources included Securities Data Company, Mergerstat, and public filings. Excluded from range

Valuation Conclusions

Valuation Conclusions

VALUATION SUMMARY

(figures in millions, except per share values)

Enterprise Value		Low		High
Troy Systems		$16.800	—	$19.400
Troy Wireless		5.000	—	6.800
Enterprise Value		21.800	—	26.200

Less: Debt (1)		0.163	—	0.163
Equity Value		21.637		26.037

Nonoperating Assets/Liabilities:

Add: Cash and Cash Equivalents Balance (1)	6.558
Less: Required Capital Outlays (2)	(3.390)
Add: Corporate Life Insurance (3)	0.500
Add: Value of NOL (4)	1.378
Total Nonoperating Assets/Liabilities		5.046	—	5.046

Adjusted Equity Value		$26.682	—	$31.082

Implied Per Share Value (5)		$2.51	—	$2.92

Dirk Offer			$2.76

(1)       Source: Internally prepared balance sheet as of April 30, 2003.

(2)       Includes $1.0 million for working capital requirements for TROY Wireless, $1.554 million for compounder equipment, $251,000 for ERP system and $585,000 for non-recurring payments including transaction costs and legal expenses.

(3)       Present Value of expected proceeds from corporate life insurance

(4)       Company has filed two refunds in the amount of $281,000 and $1,097,000.  The Company anticipates receipt of refund in the near future.

(5)       Common shares outstanding (in millions): 10.649092

Synopses of Comparable Public Companies

Synopses of Comparable Public Companies TROY Systems TROY Wireless

TROY Systems

COLOR IMAGING INC.

The company plans to provide property and construction management services for low-cost, functional commercial office buildings with on-site support services and amenities at transportation hubs for the growing market of small to medium-sized business.

At December 31, 1996, the Company. managed and operated the property known as Turnpike Plaza located at 197 Highway 18, East Brunswick, New Jersey.

DELPHAX TECHNOLOGIES INC.

Delphax Technologies Inc. (DLPX) designs, manufactures, sells and services advanced print-production systems based on its exclusive electron beam imaging technology.

The company also derives a substantial portion of its revenues from the sale of maintenance contracts, spare parts, supplies and consumable items. The company’s printing systems personalize, encode, print and collate documents for publishing, direct mail, legal, financial, security, forms and other commercial printing applications.

As of October 30, 2002, DLPX had an installed base of approximately 4,000 EBI systems located in more than 60 countries.

Digital printing systems are classified as either cut-sheet or continuous-feed printers, depending on their paper-handling capabilities. Cut-sheet printers require the input of individual pre-cut sheets of paper, or base stock. Continuous-feed printers use rolls of paper or fan-folded stacks of paper, and are also known as roll-fed printers.

Service and maintenance revenues result from the sale of maintenance contracts, proprietary consumable and supply items and spare parts to customers who have purchased the company’s print engines and print-production equipment. Supplies are operating materials that are consumed during normal operation of the company’s systems.

The company’s system sales are made predominantly through direct sales personnel based in the U.S. and Europe. Marketing activities for DLPX and its subsidiaries are centralized at the company’s headquarters in Minnetonka, Minnesota. These activities include the development and implementation of product pricing, advertising and public relations strategies. In addition, DLPX utilizes market research and market development resources to anticipate changes in the company’s competitive environment.

In April 2002, DLPX announced the introduction of the CR Series of high-volume, roll-fed print production systems. The CR900 and CR1300 systems deliver 200 feet per minute throughput, and 300 feet per minute throughput, respectively, and feature high quality image and wide-format, duplex production at full 600 DPI print quality for publishers, direct mailers, bill and statement printers, in-house data and document centers and service bureaus.

In April 2002, DLPX also introduced the RS Series of roll-fed, sheet-output print production systems. The RS Series systems feature fast throughput, duplex production with a variety of built in finishing options for data and document centers, education, public utilities and the financial industry.

IFS INTERNATIONAL HOLDINGS, INC.

IFS International Holdings, Inc. (IFSH) develops, markets and supports software products for electronic funds transfer, retail, e-commerce and retail banking markets.

IFSH’s customers are banks and other financial institutions, and payment processing centers. Its products facilitate electronic funds transfer, Internet Banking, and customer relationship management solutions, and enable these systems to adapt to or migrate to smart card and wireless payment services. IFSH serves its customers primarily through two subsidiaries: IFS International Inc. (IFS) and Network Controls International, Inc. (NCI).

IFS products are designed to be utilized with newer financial systems software which are replacing the old legacy systems. NCI’s products are designed to provide the old legacy systems with the ability to perform new functions or utilize additional hardware and systems.

All of IFS’ products are designed as open architecture or the ability to operate its software on a variety of computers including IBM, Sun, Compaq and ICL. The products are flexible and have the ability to be modified inexpensively to interface with different networks (i.e., Visa, MasterCard, American Express, Europay and other networks around the world); to interface seamlessly with a variety of ATMs and Point of Sale devices; to interface with a variety of core banking systems and the computers they run on; to respond quickly to advances in telecommunications and Internet technology by interfacing with various telecommunications protocols and; to be modified to meet new and changing business demands of its customers.

The open and flexible technology architecture of IFS’ products is designed for high volume, reliable, and secure payment processing, supporting multiple currencies and computer languages over current electronic funds transfer systems, the Internet and other delivery platforms. Through its NCI subsidiary, IFSH has been providing several branch banking legacy migration software products to financial organizations grappling with the need to sustain existing older systems while moving to the new technologies. These software products enable old software to perform new functions and utilize new hardware. The NCI subsidiary has also developed and commenced marketing a new software package called Business Centre for retail branch banking, this software works with new software and hardware in the banking industry.

IFSH’s consolidated revenues of $7,837,715 for fiscal year 2002 (April) represent an increase of $1,189,536, or 17.9 percent, over total revenues of $6,648,179 for fiscal year 2001.

PRINTRONIX, INC.

Printronix, Inc. (PTNX) develops, designs, manufactures and markets medium and high speed printing solutions and the related supplies and services. Products are designed for use in mission critical applications where unsurpassed reliability and performance are crucial. Products are used in industrial settings such as manufacturing plants and distribution centers, in addition to the front office and the information technology department. The company has a global presence with manufacturing and configuration sites located in the United States, Singapore and Holland. In addition, PTNX has 17 sales and support locations around the world.

The printers function on a wide range of computer systems and enterprise software and are compatible with various label generation and label management software. All of the printers have extensive industrial graphics capabilities allowing them to support most popular industrial graphics languages while producing every type of printed computer output, including labels, bar codes, multi-part forms and reports.

The company’s core technologies include line matrix and thermal print engines, subsystem controllers and software, bar code verification and network printer management. Line matrix, thermal and laser printers developed from these technologies are unified by a common control architecture called Printronix System Architecture (PSA), the latest version of which is PSA2 ). This architecture permits all three printing technologies to be application compatible by supporting common industrial graphics languages, host communication protocols, and global network management.

PTNX also offers advanced network printer management solutions with its new PrintNet Enterprise, which is a combination of hardware and software components. PrintNet Enterprise is a global printing, troubleshooting and management system that allows remote management control of our printers from a networked desktop. PrintNet Enterprise includes an interface card to provide connection to an Ethernet network and a Java-based software application providing advanced configuration management tools, event notification and remote status and diagnostic capabilities.

Sales to PTNX’s largest customer, IBM, represented 27.4 percent of net sales for the fiscal year, compared with 26.1 percent a year ago. Sales to the second largest customer represented 8.6 percent of net sales for the fiscal year, compared with 8.5 percent a year ago. Sales to the top 10 customers represented 53.9 percent and 54.7 percent of net sales for the current and prior fiscal year, respectively.

XEROX CORP.

Xerox Corp. (XRX) is the leader in the global document market, developing, manufacturing, marketing, servicing and financing a complete range of document equipment, software, solutions and services. The company operates in over 130 countries worldwide. XRX’s reportable segments are Production, Office, Developing Markets Operations (DMO), Small Office/Home Office (SOHO), and Other.

The company develops document technologies, systems, solutions and services intended to improve the customers’ work processes and business results. XRX delivers value to customers by leveraging its core competencies in technology, document knowledge, global sales and service, brand reputation and value-added solutions across its three core markets: high-end production environments, small to large networked offices and services.

XRX provides the broadest range of document products, solutions, and services. Products include printing and publishing systems, digital multi-function devices and digital copiers, laser and solid ink printers, fax machines, document-management software, and supplies such as toner, paper and ink. XRX also provides software and solutions that can improve document access for mobile workers and help businesses print books or create personalized documents for their customers.

The company offers a range of document management services, such as operating in-house production centers, developing online document repositories and analyzing how customers can most efficiently create and share documents in the office.

XRX is the only manufacturer in the market that offers a complete family of production publishing systems from 65 to 180 impressions per minute. XRX offers total document solutions and services that can scan, view, manage and produce documents, as well as a variety of pre-press and post-press options.

The Office segment includes global, national and small- to medium-sized commercial customers, government, education, and other public sector customers. The DMO segment includes marketing, direct sales, distributions programs and service operations for Xerox products, supplies and services in Latin America, the Middle East, India, Eurasia, Russia, and Africa. Over 120 countries are included in DMO. The SOHO segment includes inkjet printers and personal copiers sold through indirect channels in North America and Europe to small offices, home offices and personal users. The Other segment sells cut-sheet paper to customers for use in their document processing products.

ZEBRA TECHNOLOGIES CORP.

Zebra Technologies Corp. (ZBRA) designs, manufactures and supports a broad range of direct thermal and thermal transfer bar code label and receipt printers, plastic card printers, related accessories and support software. The company markets its products worldwide principally to manufacturing and service organizations and governments for use in applications for automatic identification, data collection and personal identification.

ZBRA’s equipment is designed to operate at the user’s location or on a mobile basis to produce and dispense high-quality labels and plastic cards in time-sensitive applications and under a variety of environmental conditions. Applications for the company’s products are diverse, primarily in the areas of routing and tracking, transactions processing, and identification and authentication.

They include applications where barcoding is used to identify or track objects or information, particularly in situations that require high levels of data accuracy and where speed and reliability are critical. They also include specialty printing for receipts and tickets where improved customer service and productivity gains may be the primary reason for printing, rather than a barcoding application.  Plastic cards are used for secure, reliable personal identification or access control often on an on-demand basis.

Applications for the company’s technology span virtually all industries and geographies. They include, but are not limited to, inventory control, small package delivery, baggage handling, automated warehousing, JIT (Just-In-Time) manufacturing, employee time and attendance records, file management systems, hospital information systems, medical specimen labeling, shop floor control, in-store product labeling, employee Idaho cards, driver’s licenses, and access control systems. As of December 31, 2002, the company estimated that almost 3,000,000 Zebra Technologies printers were installed in approximately 100 countries throughout the world.

Sales to ScanSource, Inc. accounted for 13.6 percent of the company’s net sales in 2002. No customer accounted for 10 percent or more of net sales in 2001 or 2000.

Synopses of Comparable Public Companies TROY Systems TROY Wireless

TROY Wireless

EXTENDED SYSTEMS INC.

Extended Systems Inc. (XTND) provides mobile information management products designed to increase the efficiency of mobile computing and communications. The company’s products enable users to access, collect and synchronize information on demand from various locations and from a variety of devices. These devices include mobile phones, pagers and personal digital assistants, which operate using the Palm OS, Windows CE PocketPC, Symbian OS, and RIM-based devices.

XTND’s mobile information management products feature mobile data synchronization and management software and applications; wireless connectivity technology based on Bluetooth and Infrared Data Association standards; and client/server database management systems with remote access capabilities.

The company designs its products and technologies to provide cost-effective and reliable mobile computing to enterprises, users, manufacturers of mobile devices, application developers and telecommunications service providers. The company’s products permit enterprises and users to synchronize information between mobile devices and personal computers or enterprise networks; users to access networks or peripherals within enterprise facilities to extend applications to users beyond the network environment and over the Internet without physical connections; users and enterprises to increase their efficiency and flexibility by using their mobile devices for a variety of new tasks, thereby increasing their use of these devices; and device manufacturers and application developers to design products to better meet the needs of enterprises and users, and telecommunications service providers to enhance their revenue opportunities.

The company’s mobile data management products consist of mobile data synchronization and management products and client/server database products. These products provide individual users and large enterprises with the management tools necessary to cost effectively use and deploy mobile devices for personal information management and mobile workforce deployment.

XTND has relationships with or sells its products to many enterprises, including 3Com, Agilent, British Airways, Casio, DaimlerChrysler, Ericsson, Fujitsu, Hewlett-Packard, IBM, Microsoft, Motorola, NEC, One2One, Orange, Palm, Psion, Red-M, Sharp, Siemens, Symbol and Toshiba, among others.

August 30, 2002, XTND acquired for 3,000,000 Common shares, ViaFone, Inc., a provider of real-time, mobile platform and out-of-the-box mobile applications that connect field sales and service employees with critical business systems.

MICROTUNE INC.

Microtune Inc. (TUNEE) designs, manufactures and markets RF and wireless solutions for the worldwide broadband communications, automotive and consumer electronics markets.

TUNEE offers a portfolio of advanced tuner, amplifier, transceiver and wireless solutions that enable the delivery of video, voice and data across new classes of end products, from cable modems and set-top boxes, to in-car television sets and cell phones and notebooks. Inventors of the MicroTuner single-chip broadband tuner, TUNEE, at Dec. 31, 2001, held 12 U.S. patents for its RF technology, with an additional 7 pending approval, along with extensive intellectual property in wireless silicon technology.

December 3, 2001, the company completed the acquisition of San Diego-based Transilica Inc., which develops system-on-chip products for short-range wireless applications.

Leading equipment suppliers that currently ship products that incorporate TUNEE’s radio frequency products include: (DOCSIS Cable modem) Ambit, Askey, Cisco Systems, Com21, Dassault, Ericsson, Motorola/General Instrument, Samsung, 3Com, Zoom Telephonics; (PC/TV) ATI, Creative Labs, Hauppauge, Nvidia, Pinnacle; Set-top Box: EchoStar, Hughes, DIC Technologies; (Cable telephony) Cisco Systems; and (Automotive) DaimlerChrysler, Becker (supplier to Mercedes Benz), Fuba (supplier to Audi and Volkswagen), Panasonic (supplier to Audi and Volkswagen).

Net revenues decreased $7.7 million, or 11 percent, to $63.1 million in 2001, from $70.8 million in 2000. This decrease is primarily due to lower demand for TUNEE’s cable modem products partially offset by increased demand for the company’s automotive products.

PHAZAR CORP.

PHAZAR CORP (ANTP) operates as a holding company with Antenna Products Corp., Phazar Aerocorp Inc., Phazar Antenna Corp. and Thirco, Inc. as its subsidiaries. Antenna Products Corp., Phazar Aerocorp Inc. and Phazar Antenna Corp. are operating subsidiaries with Thirco, Inc. serving as an equipment leasing company to the company’s operating units. ANTP has no other business activity.

Antenna Products Corp. designs, manufactures and markets standard and custom antennas, guyed and self-supported towers, monopoles, support structures, masts and communication accessories worldwide. Customers include the U.S. Government, both military and civil agencies, U.S. Government prime contractors and commercial clients. Examples of Antenna Products Corp.’s U.S. Government supplied products include ground-to-air collinear antennas, instrument landing antennas and towers, fixed system multiport antenna arrays, tactical quick erect antennas and masts, shipboard antenna tilting devices, transport pallets, surveillance antennas, antenna rotators, positioners and controls, and high power broadcast baluns.

Antenna Products Corp. is primarily a build-to-order company and most manufacturing requirements are established on a contract basis. For this reason, the majority of the inventory is work in process. As of May 2002, about 24 percent of total inventory, $487,661 is maintained in stock for delivery to customers. Some raw materials are also inventoried to support customer delivery schedules.

Phazar Aerocorp Inc. provides complete refurbishment for corporate and executive aircraft interiors. The range and scope of these services includes design and fabrication of seats, side panels, headliners, galleys and cabinets, as well as the design and installation of custom lighting, entertainment systems and cabin management systems.

Phazar Antenna Corp. provides commercial wireless fixed and mobile antennas for ISM (instrument scientific medical), wireless Internet, wireless LAN, wireless local loop, fixed GPS, MMDS (fixed wireless) and embedded Bluetooth market applications.

Thirco occasionally assists in servicing the banking needs of Phazar Corp’s operating units.

SOCKET COMMUNICATIONS, INC.

Socket Communications, Inc. (SCKT) is a provider of connection solutions for handheld computers, offering a wide range of connection products. SCKT’s products have been designed specifically for handheld computers and other battery-powered devices with standard expansion slots and work with notebooks; and are all low power, standards-based (either CompactFlash or PC Card form factor for the company’s plug-in cards).

SCKT classifies its products into four product families: The company’s network connection products are plug-in CompactFlash or PC Card input/output cards that connect handheld computers or notebooks, either wirelessly or over a cable, to wide area networks through a mobile phone or telephone, to local area networks, and to other electronic devices to reach the Internet, send and receive e-mail, or communicate with electronic appliances such as desktop computers or printers. The plug-in network connection wireless products consist of Bluetooth and Wireless LAN cards. The plug-in network connection wired cards consist of mobile phone connection cards, Ethernet cards and modems. The Bluetooth, phone and Ethernet cards also work with notebooks.

The company’s bar code scanning products plug into handheld computers or notebooks through the CompactFlash or PC Card slot and turn handheld computers or notebooks into portable bar code scanners including traditional linear bar code scanners and PDF417 scanners.

The company’s peripheral connection products add one to four serial ports to a notebook or handheld computer, plugging in through the PC Card or CompactFlash card slot to allow the attachment of peripheral devices.

The company’s embedded products and services provide internal connections for electronic devices and include Bluetooth modules, proprietary interface chips for use in third party electronic products, engineering design-win services to assist customers in integrating the company’s embedded products, and related developer kits.

SCKT is also developing connection products in a smaller Secure Digital form factor which it anticipates introducing in the second half of 2002 for use with electronic devices having Secure Digital input/output slots.

On October 3, 2002, the company sold 100,000 Series E redeemable convertible Preferred shares in a private placement financing at $10.00 per share. The net proceeds after costs and expenses were $809,873. The Preferred stock converts into Common shares of SCKT or will be redeemed for cash.